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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) DECEMBER 11, 1996


                               WEITEK CORPORATION
               (Exact name of registrant as specified in charter)


         CALIFORNIA                  000-17191                   94-2709963
(State or other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)             Identification No.)



2801 ORCHARD PARKWAY, SAN JOSE, CA                                       95134
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code (408) 526-0300


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)
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ITEM 3. BANKRUPTCY OR RECEIVERSHIP

         On December 11, 1996 (the "Petition Date"), the Registrant filed a Voluntary Petition under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court, Northern District of California, San Jose Division (the "Bankruptcy Court") (Case No. 96-59552-JRG-11). The Registrant is currently operating its business as a debtor in possession pursuant to the provisions of Sections 1107 and 1108 of the Bankruptcy Code. Also on the Petition Date, the Registrant filed its Disclosure Statement and Plan of Reorganization (the "Plan"). Under the Plan, the Registrant anticipates that its creditors will be paid in full and that shareholders will receive a distribution. The Plan includes an asset purchase agreement (the "Agreement") between the Registrant and Rockwell Semiconductor Systems ("Rockwell") executed by the parties on the Petition Date. Pursuant to the terms of the Agreement, Rockwell will pay approximately three million dollars to acquire certain of the Registrant's assets and a nonexclusive license to certain of the Registrant's technology. The Agreement is subject to approval of the Plan by the Bankruptcy Court. Until the Bankruptcy Court decides whether to approve the Agreement, the Registrant will provide contract engineering services to Rockwell. The Registrant also expects to seek interim permission from the Bankruptcy Court to permit Rockwell to use Registrant's San Jose, California design facilities and to hire Registrant's engineers and other employees sought by Rockwell.

         The information which is set forth in the Registrant's Press Release dated December 11 , 1996 attached hereto as Exhibit 99.1 is incorporated herein by reference.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (c) Exhibits

            99.1 Text of Press Release dated as of December 11, 1996.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 19, 1996                         WEITEK CORPORATION


                                                 /s/ Richard H. Bohnet
                                                 -----------------------
                                                 Richard H. Bohnet
                                                 President

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                                INDEX TO EXHIBITS





Exhibit                 Description

99.1          Text of Press Release dated as of
              December 11, 1996


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